                                                  RULE 424(b)(3)
                                                  REGISTRATION NO. 333-40669


                               PRICING SUPPLEMENT NO. 4
                        TO PROSPECTUS DATED December 10, 1997
                         (As supplemented December 12, 1997)

                     INTERNATIONAL BUSINESS MACHINES CORPORATION

                                  MEDIUM-TERM NOTES
                                  (Fixed Rate Note)

                      (Due One Year or More from Date of Issue)


Designation: Fixed Rate              Original Issue Date: May 14, 1998
Medium-Term Notes Due
May 14, 2001

Principal Amount:  $50,000,000       Maturity Date: May 14, 2001

Issue Price (as a percentage of      Regular Record Dates:
  Principal Amount):  100%           Fifteenth calendar day,
                                     whether or not a Business
                                     Day, immediately preceding
                                     the corresponding Interest
                                     Payment Date

Interest Rate:  5.945%               Interest Payment Dates:
                                     Semiannually, on May 14 and November
                                     14 each year, beginning on
                                     November 14, 1998 and ending on the
                                     Maturity Date

Commission or discount (as           CUSIP No: 459 20Q AV6
a percentage of Principal
Amount):  0.00%

Redemption Provisions: NONE


                                   Form: [X] Book-Entry
                                         [ ] Certificated

This Pricing Supplement serves to add to the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. This Pricing Supplement also serves to modify the terms set forth in the Prospectus Supplement and Prospectus to the extent the description of the Notes in this

Pricing Supplement is not consistent with those same terms in the Prospectus Supplement and Prospectus.


INTEREST

     Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the following Business Day. No additional interest will accrue as a result of any delay in payment. For purposes of this offering, a "Business Day" as used here, as well as in the accompanying Prospectus Supplement, means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms which are used, but are not defined in this Pricing Supplement, have the meanings assigned to them in the accompanying Prospectus Supplement and Prospectus.

REDEMPTION

     The Notes are not redeemable by the Company.


PLAN OF DISTRIBUTION

     The Notes will be sold to Merrill Lynch & Co. at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.

Dated:  May 11, 1998